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EXHIBIT 99.1

October 25, 2001

Dow Reports Third Quarter Earnings

Third Quarter of 2001 Highlights

  •
  Sales declined compared with a year ago, due to a 10 percent decrease in price and flat volume.

  •
  EBIT decreased to $385 million, excluding unusual items, as price declines substantially outpaced reductions in feedstock and energy costs.

  •
  EBIT in the combined performance businesses rose modestly, excluding unusual items, compared with the same quarter last year, while EBIT in the basics segments fell significantly.

	3 Months Ended September 30		9 Months Ended September 30
(In millions, except for per share amounts)
	2001	2000	2001		2000
Net Sales	$6,729	$7,448	$21,459		$22,303
Earnings (Loss) Before Interest, Income Taxes and Minority Interests (EBIT)	253	694	(71)	(1)	2,725
Earnings (Loss) Per Common Share	$0.06	$0.40	$(0.39)	(1)	$1.69
Excluding Unusual Items: Earnings Before Interest, Income Taxes and Minority Interests (EBIT)	385	694	1,203		2,725
Earnings Per Common Share	$0.16	$0.40	$0.53		$1.69

(1)
Unusual items recorded in the first 9 months of 2001 included charges of $1,454 million (pretax) for merger-related expenses and restructuring, as well as several other charges and gains that are detailed in the attached table. These items had a net negative impact to earnings of $0.92 per share.

Review of Third Quarter Results

    The Dow Chemical Company today reported third quarter sales of $6.7 billion, compared with $7.4 billion a year ago, a decline of 10 percent. Excluding unusual items, earnings before interest, income taxes and minority interests (EBIT) were $385 million, net income was $150 million and earnings per share were $0.16. Reported net income was $57 million.

    Results were unfavorably impacted by several unusual items: $46 million (pretax) for merger-related expenses and restructuring; $69 million (pretax) for purchased in-process research and development costs associated with the acquisition of Rohm and Haas' agricultural chemicals business; $11 million for restructuring expenses at Dow Corning Corporation, in which Dow is a 50 percent shareholder; and $6 million (pretax) in costs to Dow's insurance subsidiaries for claims related to the events of September 11. (See "Supplemental Information" at the end of this release.)

    "Dow's results reflect adverse conditions both in the overall economy in general and in the chemical industry in particular," said J. Pedro Reinhard, executive vice president and chief financial officer. He cited weaker-than-expected demand and substantial price declines as key factors affecting the company's performance. "Clearly, these conditions require continued focus on productivity to improve our overall competitive position," he said, noting that Dow remains on track to achieve cost synergies from its various acquisitions, including a target of $1.1 billion in annual cost reductions from the Union Carbide merger by the end of first quarter 2003.

    EBIT decreased 45 percent from a year ago, excluding unusual items, as margins were compressed by a $700 million decline in price that outpaced a more than $500 million reduction in feedstock and energy costs. Substantial EBIT reductions in the basics segments more than offset a modest rise in the combined performance businesses.

    The 10 percent decline in sales, compared with a year ago, was due to a 10 percent decrease in price and flat volume. Price was lower in all geographic areas and in all segments except Performance Chemicals, which was flat versus last year. Volume increases were recorded in both Performance Plastics and Agricultural Products, due to acquisitions.

    In the combined performance segments, EBIT rose 4 percent from a year ago, excluding unusual items. Performance Chemicals recorded a 74 percent increase in EBIT, as margins were restored through lower feedstock and energy costs combined with cost synergies from the Carbide merger. Performance Plastics EBIT was down from a year ago due to weaker demand in the electronics and automotive industries as well as strong competitive pressures overall. In the Agricultural Products segment, EBIT declined sharply due to a competitive pricing environment in North America as well as difficult market conditions abroad, particularly in the Mercosur region of Latin America.

    In the Chemicals and Plastics segments, EBIT declined substantially from the same quarter last year—despite improved feedstock and energy costs—due to weak supply/demand fundamentals that led to significant price erosion in all businesses. Combined EBIT for Chemicals and Plastics was $140 million.

    According to Reinhard, the company is cautious in its outlook for the remainder of the year. "Underlying economic trends are difficult to predict at this point, and we believe there is some downside risk to volume estimates," he said, adding that many of Dow's businesses are also seasonally slower in the fourth quarter. "Dow will continue to focus on the implementation of its strategy. We expect to benefit increasingly from the disciplined use of Six Sigma methodology as well as through significant cost synergies from acquisitions."

    Dow estimates that earnings in the fourth quarter of 2001 will be between $0.10 and $0.20 per share.

    The company will host a live audio Webcast of its earnings conference call with investors to discuss its business results and outlook at 10 a.m. EDT today on www.dow.com. A replay of the Webcast will be available on Dow's Web site until mid-November.

    Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $30 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

Supplemental Information

    Unusual items for the third quarter of 2001 and for the year are shown in the table below:

	EBIT		Net Income		$ Per Share
(In millions, except for per share amounts)	3 Months Ended Sept. 30, 2001	9 Months Ended Sept. 30, 2001	3 Months Ended Sept. 30, 2001	9 Months Ended Sept. 30, 2001	3 Months Ended Sept. 30, 2001	9 Months Ended Sept. 30, 2001
Unusual items:
Merger-related expenses and restructuring	$(46)	$(1,454)	$(34)	$(970)	$(0.03)	$(1.07)
Gain on sale of Schlumberger stock	—	266	—	168	—	0.18
Accounting change	—	—	—	32	—	0.04
Purchased in-process R&D	(69)	(69)	(43)	(43)	(0.05)	(0.05)
Reinsurance company loss on WTC	(6)	(6)	(5)	(5)	(0.01)	(0.01)
Dow Corning restructuring	(11)	(11)	(11)	(11)	(0.01)	(0.01)

Total unusual items	$(132)	$(1,274)	$(93)	$(829)	$(0.10)	$(0.92)

As reported	$253	$(71)	$57	$(348)	$0.06	$(0.39)

Excluding unusual items	$385	$1,203	$150	$481	$0.16	$0.53

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

THE DOW CHEMICAL COMPANY—3Q01 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions except for per share amounts (Unaudited)	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000
Net Sales	$6,729	$7,448	$21,459	$22,303

Cost of sales	5,639	6,184	18,232	17,994
Research and development expenses	261	273	804	820
Selling, general and administrative expenses	433	449	1,341	1,354
Amortization of intangibles	50	33	118	106
Purchased in-process research and development charges (Note B)	69	—	69	—
Merger-related expenses and restructuring (Note C)	46	—	1,454	—
Insurance and finance company operations, pretax income (loss)	(5)	26	20	69
Equity in earnings of nonconsolidated affiliates	11	105	84	365
Sundry income—net	16	54	384	262

Earnings (Loss) before Interest, Income Taxes and Minority Interests	253	694	(71)	2,725

Interest income	21	26	61	100
Interest expense and amortization of debt discount	194	170	555	494

Income (Loss) before Income Taxes and Minority Interests	80	550	(565)	2,331

Provision (Credit) for income taxes	20	177	(200)	750
Minority interests' share in income	3	16	15	55

Income (Loss) before Cumulative Effect of Change in Accounting Principle	57	357	(380)	1,526

Cumulative effect of change in accounting principle (Note D)	—	—	32	—

Net Income (Loss) Available for Common Stockholders	$57	$357	$(348)	$1,526

Share Data
Earnings (Loss) before cumulative effect of change in accounting principle per common share—basic	$0.06	$0.40	$(0.42)	$1.71
Earnings (Loss) per common share—basic	$0.06	$0.40	$(0.39)	$1.71
Earnings (Loss) before cumulative effect of change in accounting principle per common share—diluted	$0.06	$0.40	$(0.42)	$1.69
Earnings (Loss) per common share—diluted	$0.06	$0.40	$(0.39)	$1.69
Common stock dividends declared per share of Dow common stock	$0.335	$0.29	$0.96	$0.87
Weighted-average common shares outstanding—basic	902.8	896.1	900.6	893.7

Weighted-average common shares outstanding—diluted	913.6	902.3	900.6	904.4

Depreciation	$402	$394	$1,174	$1,151

Capital Expenditures	$349	$390	$998	$1,300

Notes to Financial Statements:

Note A:	On February 6, 2001, a wholly owned subsidiary of The Dow Chemical Company ("Dow" or "Company") merged with Union Carbide Corporation ("Union Carbide") and, as a result, Union Carbide became a wholly owned subsidiary of the Company. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been prepared to give retroactive effect to the merger and include the combined accounts of Dow and Union Carbide for all periods presented.

The unaudited interim financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto included in a Form 8-K filed by the Company on April 4, 2001 for the year ended December 31, 2000.
Note B:	During the third quarter of 2001, a pretax charge of $69 million was recorded for purchased in-process research and development costs associated with the acquisition on June 1, 2001 of Rohm & Haas' agricultural chemicals business.
Note C:	During 2001, pretax costs of $1,454 million have been recorded for merger-related expenses and restructuring. These costs included transaction costs, employee severance, the write-down of duplicate assets and facilities, and other merger-related expenses.
Note D:	On January 1, 2001, the Company recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million), upon adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."
Note E:	During the third quarter of 2001, a third party contributed $500 million for a preferred security interest in a newly formed consolidated subsidiary of the Company.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sept. 30, 2001	Dec. 31, 2000
Assets
Current Assets
Cash and cash equivalents	$480	$278
Marketable securities and interest-bearing deposits	68	163
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2001: $121; 2000: $103)	3,537	3,655
Other	3,337	2,764
Inventories:
Finished and work in process	3,828	3,396
Materials and supplies	885	817
Deferred income tax assets—current	579	250

Total current assets	12,714	11,323

Investments
Investment in nonconsolidated affiliates	1,665	2,096
Other investments	1,596	2,528
Noncurrent receivables	972	674

Total investments	4,233	5,298

Property
Property	35,721	34,852
Less accumulated depreciation	22,102	21,141

Net property	13,619	13,711

Other Assets
Goodwill (net of accumulated amortization—2001: $539; 2000: $459)	3,301	1,928
Deferred income tax assets—noncurrent	2,226	1,968
Deferred charges and other assets	1,959	1,763

Total other assets	7,486	5,659

Total Assets	$38,052	$35,991

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$3,301	$2,519
Long-term debt due within one year	42	318
Accounts payable:
Trade	2,585	2,975
Other	1,609	1,594
Income taxes payable	241	258
Deferred income tax liabilities—current	330	35
Dividends payable	308	217
Accrued and other current liabilities	2,117	2,257

Total current liabilities	10,533	10,173

Long-Term Debt	8,711	6,613

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,371	1,165
Pension and other postretirement benefits—noncurrent	2,432	2,238
Other noncurrent obligations	3,300	3,012

Total other noncurrent liabilities	7,103	6,415

Minority Interest in Subsidiaries	370	450

Preferred Securities of Subsidiaries (Note E)	1,000	500

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	19	—
Unearned ESOP shares	(103)	(103)
Retained earnings	11,462	12,675
Accumulated other comprehensive loss	(1,002)	(560)
Treasury stock at cost	(2,494)	(2,625)

Net stockholders' equity	10,335	11,840

Total Liabilities and Stockholders' Equity	$38,052	$35,991

See Notes to Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000
Operating segment sales
Performance Plastics	$1,829	$1,957	$5,614	$5,725
Performance Chemicals	1,306	1,337	3,856	4,048
Agricultural Products	477	449	1,891	1,776
Plastics	1,606	1,863	5,072	5,403
Chemicals	857	1,021	2,798	3,138
Hydrocarbons and Energy	578	721	2,005	1,930
Unallocated and Other	76	100	223	283

Total	$6,729	$7,448	$21,459	$22,303

Operating segment EBIT
Performance Plastics	$214	$235	$571	$825
Performance Chemicals	218	125	476	459
Agricultural Products	(150)	(23)	69	225
Plastics	83	247	158	828
Chemicals	57	86	95	409
Hydrocarbons and Energy	(11)	4	(14)	24
Unallocated and Other	(158)	20	(1,426)	(45)

Total	$253	$694	$(71)	$2,725

Geographic area sales
United States	$2,741	$3,199	$9,149	$9,730
Europe	2,190	2,183	6,825	6,636
Rest of World	1,798	2,066	5,485	5,937

Total	$6,729	$7,448	$21,459	$22,303

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Sept. 30, 2001			Nine Months Ended Sept. 30, 2001
Percentage change from prior year
	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	2%	(9)%	(7)%	1%	(3)%	(2)%
Performance Chemicals	(2)%	—	(2)%	(6)%	1%	(5)%
Agricultural Products	14%	(8)%	6%	12%	(6)%	6%
Plastics	(1)%	(13)%	(14)%	3%	(9)%	(6)%
Chemicals	(8)%	(8)%	(16)%	(8)%	(3)%	(11)%
Hydrocarbons and Energy	7%	(27)%	(20)%	11%	(7)%	4%

Total	—	(10)%	(10)%	—	(4)%	(4)%

Geographic areas
United States	(6)%	(8)%	(14)%	(4)%	(2)%	(6)%
Europe	11%	(11)%	—	9%	(6)%	3%
Rest of World	(2)%	(11)%	(13)%	(2)%	(6)%	(8)%

Total	—	(10)%	(10)%	—	(4)%	(4)%

    End of Dow Chemical 3Q01 Earnings Release

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  EXHIBIT 99.1